Exhibit 10.13

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made as of this 17 day of June, 2013 by and among (i) Resonant Inc., a Delaware corporation (together with any successor thereto, the “Company”); (ii) Terry Lingren, Robert Hammond and Neal Fenzi (each, a “Founder,” and, together, the “Founders”); (iii) Superconductor Technologies Inc., a Delaware corporation (“STI”); (iv) MDB Capital Group, LLC (“MDB”); and (v) any other stockholder, warrant holder or option holder who from time to time becomes a party to this Agreement (each, an “Additional Stockholder”) by execution of a Joinder Agreement in substantially the form attached hereto as Exhibit A (a “Joinder Agreement”). The Founders, STI, MDB and the Additional Stockholders are herein referred to collectively as the “Stockholders” and individually as a “Stockholder.”

WHEREAS, on or about the date hereof, the Company, the Founders and STI are entering into an exchange agreement under which the Founders will exchange their limited liability company interests (“Units”) in Resonant LLC, a California limited liability company (“Resonant LLC”) for shares of the Company’s Common Stock (as defined below), and their warrants to purchase Units for warrants to purchase Common Stock (the “Founder Warrants”), and STI will exchange its Units in Resonant LLC for a convertible promissory note of the Company that is convertible into the number of shares of Common Stock shown on Schedule I attached hereto (the “STI Note”);

WHEREAS, on or about the date hereof, the Company is entering into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain prospective investors in the Company (the “Investors”), under which the Company will issue and sell to the Investors convertible promissory notes (the “Investor Notes”) in the aggregate principal amount of at least $6,500,000 (such issuance and sale, the “Note Financing”);

WHEREAS, the Company has agreed, upon the closing of the Note Financing, to issue to MDB certain warrants to purchase shares of Common Stock (each, an “MDB Warrant” and, together, the “MDB Warrants”); and

WHEREAS, the parties desire to establish through this Agreement continuity of ownership and certain other rights, obligations and restrictions with respect to the STI Note, the MDB Warrants, the Founders’ shares of Common Stock, the Founder Warrants, and other securities of the Company that may be later issued;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Construction of Terms. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires. The word include (and any variation) is used in an illustrative sense rather than in a limiting sense.

Section 1.02           Number of Shares of Stock. Except as otherwise expressly provided, whenever any provision of this Agreement calls for any calculation based on a number of Shares held by a Stockholder, the number of Shares deemed to be held by such Stockholder shall be the total number of shares of Common Stock then owned by such Stockholder, plus the total number of shares of Common Stock issuable upon conversion of any convertible securities or exercise of any options, warrants or subscription rights then owned by such Stockholder. The number of Shares so deemed to be held by the Founders, STI and MDB as of the date of this Agreement is shown on Schedule 1 attached hereto.

Section 1.03           Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Additional Securities” has the meaning set forth in Section 6.01(a).

“Additional Stockholder” has the meaning set forth in the preamble to this Agreement.

“Affected Stockholder” has the meaning set forth in Section 5.01(a).

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, STI’s being a party to this Agreement and owning the STI Note, or the shares of Common Stock into which the STI Note is convertible, shall not be sufficient, in and of themselves, to make STI an Affiliate.

“Annual Operating Budget” has the meaning set forth in Section 8.09.

“Association” has the meaning set forth in Section 10.08(c).

“Authorized Representative” has the meaning set forth in Section 8.07(b).

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Santa Barbara, California are authorized or required to close.

“Capital Stock” means, in each case whether now outstanding or hereafter issued in any context, (a) shares of Common Stock, (b) any other shares of capital stock of the Company now or later authorized, and (c) stock options, warrants or other convertible securities exercisable for or convertible into shares of Common Stock or other capital stock of the Company (including the STI Note and the MDB Warrants).

“Commission” shall mean the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act and the Exchange Act.

“Common Stock” means the Common Stock, par value $.001 per share, of the Company and any other common equity securities now or hereafter issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement of or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Company” has the meaning set forth in the preamble to this Agreement.

“Competing Activity” means any activity related to licensing, owning, selling, developing, marketing or otherwise realizing the economic benefits from (a) any technology for use in bidirectional radios in mobile devices or (b) RF acoustic wave filter technology for any application, in either case as an owner, partner, shareholder, member, director, manager, employee, independent contractor, consultant or otherwise; provided, however, that “Competing Activity” shall not include, (i) except to the extent provided below, STI’s current and future 2G HTS wire business, (ii) except to the extent provided below, STI’s current wireless infrastructure business as presently conducted and future wireless infrastructure business as publicly disclosed in the STI Public Documents (excluding statements concerning STI’s RCR technology business); (iii) an otherwise Competing Activity conducted or to be conducted by STI or a Person that acquires STI in each case that results from an STI Strategic Transaction, (iv) ownership by any Person of less than three (3%) of the equity of an entity that has a class of securities registered under Section 12(g) or 12(h) of the Exchange Act, that conducts a “Competing Activity;” or (v) any other activity approved in writing by the Board, which approval may be withheld in its sole and absolute discretion, and provided further that, notwithstanding clauses (i) and (ii) of the foregoing proviso, the pursuit of RF acoustic wave filter technology for any application by STI shall be deemed a Competing Activity by STI.

“Designating Party” has the meaning set forth in Section 2.01(c).

“Domestic Partner” of a Person means the spouse or registered domestic partner of, or other member of a legally recognized domestic union with, such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

“Excluded Securities” means Capital Stock issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the conversion or exchange of any securities of the Company into shares of Common Stock, or the exercise of any options, warrants or other rights to acquire such shares; (c) the consummation of the Public Offering; (d) a stock split, stock dividend or any similar recapitalization; or (e) the Note Financing.

“Fair Market Value” means, with respect to any particular Shares, the price that would be paid for such Shares in an orderly sale transaction between a willing buyer and a willing seller, using valuation techniques then prevailing in the securities industry and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale, without discount for lack of liquidity, or minority position.

“Founder” has the meaning set forth in the preamble to this Agreement.

“Initial Payment” has the meaning set forth in Section 5.03(b).

“Issuance Notice” has the meaning set forth in Section 6.01(b).

“Joinder Agreement” has the meaning set forth in the preamble to this Agreement.

“Major Stockholder” means each Founder and STI.

“Majority Founders” means Founders holding a majority of the shares of Common Stock held by the Founders.

“MDB” has the meaning set forth in the preamble to this Agreement.

“MDB Warrant” has the meaning set forth in the recitals to this Agreement.

“Non-Affected Founder” has the meaning set forth in Section 5.01(a).

“Non-Selling Major Stockholder” has the meaning set forth in Section 4.03(a).

“Note Financing” has the meaning set forth in the recitals to this Agreement.

“Notes” has the meaning set forth in Section 5.03(b).

“Offered Shares” has the meaning set forth in Section 4.02(a).

“Oversubscribing Major Stockholder” has the meaning set forth in Section 6.01(d).

“Permitted Transfer” has the meaning set forth in Section 4.01(c).

“Permitted Transferee” has the meaning set forth in Section 4.01(d).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof.

“Pro Rata Share” shall mean:

(a)                              for purposes of the right of first refusal in Section 4.02, the product obtained by multiplying (i) the number of Offered Shares that the Company has not elected to purchase by (ii) a fraction, the numerator of which is the number of Shares held by the applicable non-Transferring Major Stockholder and the denominator of which is the total number of Shares held by all of the non-Transferring Major Stockholders; provided, that for purposes of the right of over-allotment in Section 4.02(a), Pro Rata Share shall mean the product obtained by multiplying (i) the unallocated Offered Shares by (ii) a fraction, the numerator of which is the number of Shares held by the applicable Major Stockholder exercising its right of over-allotment, and the denominator of which is the total number of Shares held by all Major Stockholders exercising such right of over-allotment;

(b)                              for purposes of the right of co-sale in Section 4.03, the product obtained by multiplying (i) the number of Shares to be sold in the Proposed Tag Along Sale, by (ii) a fraction, the numerator of which is the number of Shares held by the applicable Non-Selling Major Stockholder and the denominator of which is the sum of (A) the total number of Shares held by all of the Non-Selling Major Stockholders plus (B) the total number of Shares held by the Tag Along Sale Stockholder; and

(c)                              for purposes of the repurchase right in Article V, the product obtained by multiplying (i) the number of Repurchase Option Shares not purchased by the Company, by (ii) a fraction, the numerator of which is the number of Shares held by the applicable Non-Affected Founder, and the denominator of which is the total number of Shares held by all Non-Affected Founders; provided, that for purposes of the right of over-allotment in Section 5.01(b), Pro Rata Share shall mean the product obtained by multiplying (i) the unallocated Repurchase Option Shares by (ii) a fraction, the numerator of which is the number of Shares held by the applicable Non-Affected Founder exercising its right of over-allotment, and the denominator of which is the total number of Shares held by all Non-Affected Founders exercising such right of over-allotment.

(d)                              for purposes of the preemptive right in Article VI, the product obtained by multiplying (i) the number of New Securities, by (ii) a fraction, the numerator of which is the number of Shares held by the applicable Major Stockholder, and the denominator of which is the total number of Shares held by all Major Stockholders; provided, that with respect to the Over-Subscribing Major Stockholders, Pro Rata Share shall mean the product obtained by multiplying (i) the unallocated New Securities, by (ii) a fraction, the numerator of which is the number of Shares held by the applicable Over-Subscribing Major Stockholder, and the denominator of which is the total number of Shares held by all Over-Subscribing Major Stockholders.

“Proposed Tag Along Sale” has the meaning set forth in Section 4.03(a).

“Public Offering” shall mean the Company’s initial public offering of securities pursuant to an effective registration statement filed under the Securities Act.

“Put Right” has the meaning set forth in Section 5.04(a).

“Put Right Initial Payment” has the meaning set forth in Section 5.04(c).

“Put Right Note” has the meaning set forth in Section 5.04(c).

“Put Right Notice” has the meaning set forth in Section 5.04(b).

“Put Right Purchase Price” has the meaning set forth in Section 5.04(b).

“Registration Statement” has the meaning set forth in Section 9.01(a).

“Repurchase Option Event” has the meaning set forth in Section 5.01(a).

“Repurchase Option Event Notice” has the meaning set forth in Section 5.01(a).

“Repurchase Option Shares” has the meaning set forth in Section 5.01(a).

“Resonant LLC” has the meaning set forth in the recitals to this Agreement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Sale Notice” has the meaning set forth in Section 7.01(a).

“Sale Offeror” has the meaning set forth in Section 7.01(a).

“Sale Transaction” means any (a) consolidation or merger of the Company with or into any other corporation or entity, or other corporate reorganization, in which the Company’s stockholders immediately prior to such transaction cease to own immediately after the transaction at least a majority, by voting power, of the equity securities of the surviving corporation (or its parent); (b) sale of at least a majority, by voting power, of the outstanding equity securities of the Company in one transaction or a series of transactions; or (c) a sale, license, lease or other transfer of all or substantially all of the assets of the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries, if any, taken as a whole, in one transaction or a series of transactions.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations thereunder which shall be in effect at the time.

“Selling Group” has the meaning set forth in Section 7.01(a).

“Shares” means and includes all shares of Capital Stock now owned or hereafter acquired in any manner by any Stockholder.

“STI” has the meaning set forth in the preamble to this Agreement.

“STI Note” has the meaning set forth in the recitals to this Agreement.

“STI Public Documents” shall mean the STI Prospectus dated February 20, 2012 and the STI Annual Report on Form 10-K for the year ended December 31, 2012, both as filed with the Securities and Exchange Commission and publicly available at www.sec.gov.

“STI Strategic Transaction” means any (a) sale of substantially all of the assets of STI; (b) merger of STI with and into any other Person as a result of which the shareholders of STI immediately before such transaction do not continue to own, immediately after such transaction, at least a majority of the voting power of the surviving entity; or (c) tender offer for STI’s common stock or other transaction or series of related transactions having a substantially similar result.

“Stockholder” has the meaning set forth in the preamble to this Agreement.

“Tag Along Sale Notice” has the meaning set forth in Section 4.03(a).

“Tag Along Sale Stockholder” has the meaning set forth in Section 4.03(a).

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security of the Company or any rights therein. “Transferred” means the accomplishment of a Transfer, “Transferee” means the recipient of a Transfer and “Transferor” means the Person effecting a Transfer.

ARTICLE II
VOTING AGREEMENT

Section 2.01           Board of Directors.

(a)                              Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors;

(b)                              Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the Company’s stockholders, the following persons shall be elected to the Board:

(i)                                   Two (2) individuals designated by the Majority Founders, initially Terry Lingren and Robert Hammond; and

(ii)                                Up to three (3) individuals that are not Affiliates of any Stockholder or employees of the Company, and that are designated by the Majority Founders and, if MDB is a holder of any Shares, reasonably acceptable to MDB.

(c)                              Failure to Designate a Board Member. In the absence of any designation from the persons or groups with the right to designate a director as specified above (a “Designating Party”), the director previously designated by such Designating Party and then serving shall be reelected if still eligible to serve as provided herein.

(d)                              Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(i)                                   no director elected pursuant to Section 2.01(b) may be removed from office, other than for violation of his fiduciary duties to the Company, unless such removal is directed or approved by the Designating Party; and

(ii)                                any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.01(b) shall be filled pursuant to the provisions of this Section 2.01.

Each Stockholder shall execute any consents required to perform the obligations of this Agreement, and the Company shall, at the request of any Designating Party, call a special meeting of stockholders for the purpose of electing directors.

(e)                              No Liability for Election of Designated Directors. No party, nor any Affiliate of any such party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

Section 2.02           Votes to Amend Certificate of Incorporation. Each Stockholder shall vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times:

(a)                              in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for issuance upon exercise or conversion of any preferred stock, stock options, stock purchase warrants or other convertible securities outstanding at any given time; and

(b)                              in favor of any amendment to the Company’s Certificate of Incorporation that the Majority Founders may reasonably request in connection with a potential Public Offering.

Section 2.03           Exercise of MDB Proxy. If any Founder is granted a proxy over any Capital Stock issuable under either of the MDB Warrants (or any warrants issued in exchange or replacement therefor), such Founder shall only exercise the powers granted under such proxy in the manner directed by the Majority Founders.

Section 2.04           Board Observer. For so long as STI continues to hold any shares of Capital Stock, the Company shall invite one (1) representative of STI to attend all meetings of the Board and any committee thereof in a nonvoting observer capacity, and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust, and use solely for the benefit of the Company, all confidential information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could reasonably be expected to affect adversely the attorney-client privilege between the Company and its counsel, result in disclosure of trade secrets or present a conflict of interest, in each case taking into account STI’s representative having executed the Confidentiality Agreement described in the following sentence. This observation right granted to STI is further contingent upon the execution and delivery by STI’s representative of a Confidentiality Agreement with the Company that is reasonably acceptable to the Company.

ARTICLE III
APPROVAL RIGHTS

Section 3.01           Actions Requiring STI Approval. The Company shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the following actions without the approval of STI (in addition to any other vote required by law or the Company’s Certificate of Incorporation):

(a)                              Amend the Company’s Certificate of Incorporation or bylaws in a manner that adversely and disproportionately affects the rights, privileges or preferences of STI, except to the extent necessary to effect the Note Financing or requested by the Majority Founders pursuant to Section 2.02 in connection with a potential Public Offering;

(b)                              Effect a Sale Transaction, unless either (i) the Required Holders (as defined in the Securities Purchase Agreement) approve such Sale Transaction without receiving any material inducement that adversely and disproportionately affects the rights, privileges, or preferences of, or amounts payable to, STI or (ii) the implied value of the Company in such Sale Transaction equals or exceeds $50 million;

(c)                              Except (i) to the extent necessary to effect the Note Financing, (ii) for a Bridge Financing (as defined in the Securities Purchase Agreement) or (iii) as otherwise approved by the Required Holders, (A) borrow money in excess of $100,000 for any purpose, outside the Company’s ordinary course of business, on any terms from any source, including financial institutions and private lenders; (B) pledge, mortgage, hypothecate and/or encumber all or any portion of the assets of the Company as security for any loan or any other obligation (including any payment or performance bond or similar undertaking) (other than ordinary course purchase money obligations and related liens on specific equipment); or (C) guaranty any such loan or obligation;

(d)                              An alteration of the primary purpose or business of the Company and/or any act that would make it impossible to carry on the business of the Company in the ordinary course, which the Founders and STI hereby acknowledge and agree is to realize the economic benefits from the design, development, and marketing of components and technology for bidirectional radios in mobile devices and RF acoustic wave filter applications;

(e)                              The filing of a voluntary bankruptcy petition on behalf of the Company, an assignment for the benefit of creditors or the liquidation or winding up of the Company;

(f)                                 Entering, approving or consummating any material transaction or agreement between the Company, on the one hand, and any Affiliate of the Company, any holder of ten percent (10%) or more, on a common-equivalent basis, of the outstanding Capital Stock, or any Founder, on the other hand (or waiving or releasing any material claim by the Company against, or material liability of obligation of, any such Person); for the avoidance of doubt and without limiting the foregoing, all new or changed compensatory, bonus, equity or other business arrangements with any of the Founders shall be subject to this approval; for further clarity, this approval right does not apply to the agreements or transactions being entered into in connection with the execution of this Agreement or the closing of the Note Financing, or any agreement or transaction that the Board (including a majority of the independent directors) determines to be necessary or advisable to enter into in order to effect the Public Offering (any such determination, an “IPO-Related Determination”);

(g)                              The hiring, termination or material change in the terms of employment of the Company’s Chief Executive Officer, Chief Technology Officer and Chief Financial Officer, if any, unless approved by the Board (including a majority of the independent directors);

(h)                              The granting of any approval in connection with a Competing Activity, or any addition to or change of the activities which constitute Competing Activities pursuant to this Agreement; and

(i)                                   The redemption, purchase or other acquisition of any Capital Stock; provided, however, that this restriction shall not apply to the repurchase of Capital Stock from employees or other service providers to the Company upon the termination of employment or services pursuant to equity incentive arrangements entered into with the approval of the Board, or to the repurchase of Capital Stock pursuant to rights expressly granted to the Company in this Agreement.

The Company shall provide STI will prompt notice of any IPO-Related Determination.

Section 3.02           Actions Requiring Majority Founder Approval. The Company shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the following actions without the approval of the Majority Founders (in addition to any other vote required by law or the Company’s Certificate of Incorporation):

(a)                              Amend the Company’s Certificate of Incorporation or bylaws, except to the extent necessary to effect the Note Financing;

(b)                              Effect a Sale Transaction;

(c)                              Except to the extent necessary to effect the Note Financing, (i) borrow money in excess of $100,000 for any purpose, outside the Company’s ordinary course of business, on any terms from any source, including financial institutions and private lenders; (ii) pledge, mortgage, hypothecate and/or encumber all or any portion of the assets of the Company as security for any loan or any other obligation (including any payment or performance bond or similar undertaking) (other than ordinary course purchase money obligations and related liens on specific equipment); or (iii) guaranty any such loan or obligation;

(d)                              An alteration of the primary purpose or business of the Company and/or any act that would make it impossible to carry on the business of the Company in the ordinary course, which the Founders and STI hereby acknowledge and agree is to realize the economic benefits from the design, development, and marketing of components and technology for bidirectional radios in mobile devices and RF acoustic wave filter applications;

(e)                              The filing of a voluntary bankruptcy petition on behalf of the Company, an assignment for the benefit of creditors or the liquidation or winding up of the Company;

(f)                                 Entering, approving or consummating any material transaction or agreement between the Company, on the one hand, and any Affiliate of the Company, any holder of ten percent (10%) or more, on a common-equivalent basis, of the outstanding Capital Stock, or any Founder, on the other hand (or waiving or releasing any material claim by the Company against, or material liability of obligation of, any such Person); for the avoidance of doubt and without limiting the foregoing, all new or changed compensatory, bonus, equity or other business arrangements with any of the Founders shall be subject to this approval; for further clarity, this approval right does not apply to the agreements or transactions being entered into in connection with the execution of this Agreement or the closing of the Note Financing;

(g)                              The hiring, termination or material change in the terms of employment of the Company’s Chief Executive Officer, Chief Technology Officer and Chief Financial Officer, if any, or any Founder, unless approved by all directors of the Company other than the Founder, if any, whose employment or compensation is at issue in the applicable decision of the Board;

(h)                              The granting of any approval in connection with a Competing Activity, or any addition to or change of the activities which constitute Competing Activities pursuant to this Agreement; and

(i)                                   The redemption, purchase or other acquisition of any Capital Stock; provided, however, that this restriction shall not apply to the repurchase of Capital Stock from employees or other service providers to the Company upon the termination of employment or services pursuant to equity incentive arrangements entered into with the approval of the Board, or to the repurchase of Capital Stock pursuant to rights expressly granted to the Company in this Agreement.

Section 3.03           Approval Standard. Except as otherwise specifically provided in this Agreement, all votes, approvals, or consents of a Founder or STI may be given or withheld, conditioned or delayed as such Founder or STI may determine in such his or its sole and absolute discretion.

ARTICLE IV
RESTRICTIONS ON TRANSFER; RIGHT OF FIRST REFUSAL; CO-SALE RIGHTS

Section 4.01           Restrictions on Transfer.

(a)                              Board Approval to Transfer and Assignment of Shares. Except as otherwise expressly provided in this Agreement, no Stockholder may Transfer all or any part of such Stockholder’s Shares, in each case without (i) complying with the other provisions of this Article IV and (ii) unless the transfer is a Permitted Transfer, obtaining the prior unanimous approval of the Board, which approval shall not be unreasonably withheld or delayed.

(b)                              Further Restrictions on Transfer of Shares. No Stockholder, (other than STI pursuant to clause (e) of Section 4.01(c)(ii) below) shall transfer all or any part of such Stockholder’s Shares to (i) Persons engaged in Competing Activities (it being understood that a transfer by STI that results from an STI Strategic Transaction is not in violation of this prohibition) without the express, prior written approval of the Board, in its sole discretion, or (ii) an existing or prospective vendor, customer or strategic partner of the Company. Further, no Stockholder shall transfer all or any part of such Stockholder’s Shares without complying with all federal and state securities laws.

(c)                              Permitted Transfers. Each Stockholder agrees not to Transfer all or any portion of such Stockholder’s Shares except in connection with, and strictly in compliance with the conditions of, any of the following (each, a “Permitted Transfer”):

(i)                                   Transfers effected pursuant to Article V or Article VII; or

(ii)                                Transfers by (a) inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child, or grandchild of such Stockholder; (b) to a trust for the benefit of such Stockholder or such spouse, parent, sibling, in-law, child, or grandchild of such Stockholder, (c) to a family-owned investment vehicle owned solely by such Stockholder and such Stockholder’s spouse, parent, sibling, in-law, child, or grandchild; provided, that such family-owned investment vehicle may not be sold or otherwise transferred to, or experience an ownership change in favor of, a third party without the prior written consent of the Board, (d) to any wholly-owned Affiliate of any of the Stockholders, (e) by STI in connection with an STI Strategic Transaction; provided, however, that no Stockholder who is a natural person shall be permitted to transfer, in the aggregate, more than 83,333 (adjusted as provided in Section 10.11) Shares pursuant to the foregoing clauses (a), (b) and (c) (except that any Stockholder who is a natural person shall be permitted to transfer one hundred percent (100%) of its Shares to a revocable living trust over which such Stockholder exerts one hundred percent (100%) control and indirect ownership); and provided further, that the effectiveness of any such Transfer shall be conditioned upon the applicable Transferee’s first having executed a Joinder Agreement.

(d)                              Any permitted Transferee described in Section 4.01(c)(ii) shall be referred to herein as a “Permitted Transferee.” Notwithstanding anything to the contrary in this Agreement or any failure to execute a Joinder Agreement as contemplated hereby, Permitted Transferees shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by the Transferor, whether or not they so agree with the Transferor and/or the Company. Without limitation of the foregoing, in connection with any permitted Transfer under this Section 4.01 of Shares that are restricted shares under any stock restriction or similar agreement, any Transferee of any such Shares shall agree in writing to be bound by the terms of such stock restriction or similar agreement, including any repurchase or similar right contained therein.

Section 4.02           Right of First Refusal of the Company and the Major Stockholders.

(a)                              If a Stockholder shall decide to Transfer (other than pursuant to a Permitted Transfer) all or any part of its Shares (“Offered Shares”) pursuant to a bona fide offer, such Stockholder shall give notice, setting forth in full the terms of such bona fide offer and the identity of the offeror(s), to the Company and all Major Stockholders (other than the Transferring Stockholder) (the “Offer Notice”). If the Board has not consented to such Transfer in accordance with Section 4.01(a), such Transfer shall not be allowed. If the Board has consented to such Transfer in accordance with Section 4.01(a), the Company shall then have the right and option, for a period ending thirty (30) calendar days following the receipt of the Offer Notice, to elect to purchase all or any part of the Offered Shares at the purchase price and upon the terms specified in the Offer Notice by delivering notice of such election to the Transferring Stockholder (with a copy to each of the Major Stockholders). If the Company fails to purchase all or any part of the Offered Shares, then the Major Stockholders (other than the Transferring Stockholder) shall then have the right and option, for a period of thirty (30) calendar days after expiration of the Company’s exercise period provided above, to elect to purchase their Pro Rata Shares of all or any part of the Offered Shares not elected to be purchased by the Company at the purchase price and upon the terms specified in the Offer Notice by delivering notice of such election to the Transferring Stockholder (with a copy to the Company). If the Company and the Major Stockholders do not elect to purchase all of the Offered Shares, then the Major Stockholders electing to purchase in full their Pro Rata Shares of the Offered Shares shall have the right, in accordance with such electing Stockholders’ Pro Rata Shares, for a period of ten (10) calendar days after expiration of the Major Stockholders’ exercise period provided above, to elect to purchase their Pro Rata Shares of the remaining part of the Offered Shares available for purchase by delivering notice of such election to the Transferring Stockholder (with a copy to the Company). Unless otherwise provided in the Offer Notice, purchase by the Company and/or the remaining Major Stockholders shall be completed within ninety (90) calendar days following receipt of the Offer Notice.

(b)                              Notwithstanding the foregoing, however, if the Company and/or the Major Stockholders do not elect to purchase all of the Offered Shares pursuant to Section 4.02(a), then neither the Company nor the Major Stockholders shall be entitled to purchase any of the Offered Shares and the Stockholder desiring to transfer the Offered Shares may Transfer all of the Offered Shares to the proposed Transferee upon the terms set forth in the Notice, provided that any such Transferring Stockholder must first comply with Section 4.03, if applicable, and provided further, that the effectiveness of any such Transfer shall be conditioned upon the applicable Transferee first having executed a Joinder Agreement. Any such Transfer of the Offered Shares must be effected within sixty (60) calendar days after the date of the expiration of the Major Stockholders’ last exercise period as provided above. If no such Transfer is effected within such sixty (60) calendar day period, then any subsequent proposed Transfer of all or any part of such Offered Shares shall once again be subject to the provisions of this Section 4.02.

(c)                              If any consideration offered for the Offered Shares in the bona fide offer consists of rights, interests or properties other than money, the Board shall determine in good faith the fair market value of such consideration in monetary terms as of the date the bona fide offer was received by the Stockholder desiring to sell the Offered Shares pursuant thereto. The fair market value of such consideration in monetary terms, as so determined, shall be included in the purchase price payable by the Company and/or the Major Stockholders hereunder, but the Company and/or the Major Stockholders need not transfer to the selling Stockholder the actual rights, interests or properties offered in the bona fide offer, nor afford the selling Stockholder the same tax treatment that would have been available to him, her or it under the bona fide offer, in order to exercise the rights of first refusal granted pursuant to this Section 4.02.

Section 4.03           Co-Sale Rights.

(a)                              If one or more Stockholders (individually or collectively, a “Tag Along Sale Stockholder”) proposes to Transfer (whether by sale, assignment or otherwise) to a purchaser or related group of purchasers (other than a current Stockholder of the Company (and its Affiliates) and/or a Permitted Transferee in a Permitted Transfer) more than fifteen percent (15%) of the then outstanding Shares, whether in one transaction or in a series of related transactions (a “Proposed Tag Along Sale”), and if the Shares proposed to be sold have not been purchased pursuant to the rights of first refusal set forth in Section 4.02, such Tag Along Sale Stockholder shall give at least thirty (30) calendar days prior notice to the Company and to each non-selling Major Stockholder (i.e., the Major Stockholder(s) whose Shares have not theretofore been offered for sale with respect to the Proposed Tag Along Sale) (each, a “Non-Selling Major Stockholder”), which notice for purposes of this Section 4.03 (the “Tag Along Sale Notice”), shall describe in reasonable detail the price, terms and conditions of such Proposed Tag Along Sale, and the identity of the prospective purchaser(s). Each Non-Selling Major Stockholder may elect to participate in the Proposed Tag Along Sale by delivering notice to the Board and the Tag Along Sale Stockholder within ten (10) Business Days following receipt by such Non-Selling Major Stockholder of the Tag Along Sale Notice specifying the amount of Shares each Non-Selling Major Stockholder desires to include in such Proposed Tag Along Sale. Each Non-Selling Major Stockholder that makes such election, subject to this Section 4.03, shall be entitled to sell its Pro Rata Share of the Shares to be sold in the Proposed Tag-Along Sale. To the extent that one or more Non-Selling Major Stockholders exercise such co-sale rights, the amount of Shares that the Tag Along Sale Stockholder may sell shall be ratably reduced.

(b)                              Each Stockholder participating in a Proposed Tag Along Sale shall receive as its purchase price for each of its Shares being sold pursuant to such Proposed Tag Along Sale an amount equal to the amount of consideration per Share to be delivered to the Tag Along Sale Stockholder in respect of its Shares, and subject to the same terms and conditions of payment offered to the Tag Along Sale Stockholder. To the extent that the purchaser(s) in a Proposed Tag Along Sale refuse to purchase Shares from a Non-Selling Major Stockholder exercising its rights of co-sale hereunder, the Tag Along Sale Stockholder shall not sell to such purchaser(s) any Shares unless and until, simultaneously with such sale, the Tag Along Sale Stockholder shall purchase such Shares from such Non-Selling Major Stockholder for such consideration and on such terms and conditions as would be required to put such

Non-Selling Major Stockholder in the same position as such Non-Selling Major Stockholder would have been had such purchaser(s) purchased the Non-Selling Major Stockholder’s Shares as provided above in this Section 4.03.

ARTICLE V
REPURCHASE RIGHT; PUT RIGHT

Section 5.01           Option to Purchase Non-STI Stockholder Shares.

(a)                              If one or more of the events described in Section 5.02 below (each, a “Repurchase Option Event”) shall occur with respect to a Founder or other employee of or consultant to the Company, excluding MDB (each an “Affected Stockholder”), such Stockholder (or its estate or other representative) shall give the Company, each Founder that is not the Affected Stockholder (each, a “Non-Affected Founder”), and STI prompt notice (a “Repurchase Option Event Notice”) of such Repurchase Option Event. The Company shall have the right and option to purchase all or any part of the Affected Stockholder’s Shares (“Repurchase Option Shares”), exercisable by giving notice to the Affected Stockholder (or its representative), each Non-Affected Founder and STI, at any time from the date of occurrence of the applicable Repurchase Option Event (irrespective of whether the Affected Stockholder gives the Company notice thereof) through the date that is thirty (30) calendar days after the Company’s receipt of the Repurchase Option Event Notice. If the Company fails to deliver such exercise notice within such thirty (30) calendar day period, it shall be deemed not to have exercised its repurchase right under this Section 5.01.

(b)                              If the Company does not elect to purchase all of the Repurchase Option Shares of an Affected Stockholder, then the Non-Affected Founders shall have the right and option, exercisable by giving notice to the Company, the Affected Stockholder (or its representative), each other Non-Affected Founder and STI during the period of ten (10) calendar days after expiration of the Company’s exercise period provided above, to elect to purchase all or any part of their Pro Rata Shares of the Repurchase Option Shares not elected to be purchased by the Company. If the Non-Affected Founders do not elect to purchase the entire remaining part of the Repurchase Option Shares, then such Non-Affected Founders as did so elect to purchase shall have an additional over-allotment right and option, exercisable by giving further notice to the Affected Stockholder (or its representative), each Non-Affected Founder and STI during the period of five (5) calendar days after expiration of the Non-Affected Founders’ exercise period provided above, to elect to purchase all or any part of their Pro Rata Shares of the remaining unallocated Repurchase Option Shares.

(c)                              If the Company and the Non-Affected Founders, in the aggregate, do not elect to purchase all of the Repurchase Option Shares of an Affected Stockholder, then STI shall have the right and option, exercisable by giving notice to the Company, the Affected Stockholder (or its representative) and each Non-Affected Founder during the period of ten (10) calendar days after expiration of the Non-Affected Founders’ last exercise period provided above, to elect to purchase all or any part of the Repurchase Option Shares not elected to be purchased by the Company and the Non-Affected Founders.

(d)                              If the Company, the Non-Affected Founders and STI, in the aggregate, do not elect to purchase all of the Repurchase Option Shares, none of the Affected Stockholder’s Shares may be purchased pursuant to this Section 5.01; provided, however, that the Repurchase Option Shares shall remain subject to this Agreement and all such obligations and restrictions. Any purchase of Repurchase Option Shares shall be on the terms as set forth in Section 5.03 below.

Section 5.02           Repurchase Option Events. The following shall constitute Repurchase Option Events:

(a)                              The maintenance of any proceeding initiated by or against an Affected Stockholder under any bankruptcy or debtors’ relief laws of the United States or of any other jurisdiction, which proceeding is not terminated within thirty (30) calendar days after its commencement;

(b)                              A general assignment for the benefit of the creditors of an Affected Stockholder;

(c)                              A levy upon the Shares of an Affected Stockholder pursuant to a writ of execution or subject to the authority of any governmental entity, which levy is not removed within thirty (30) calendar days;

(d)                              The appointment of a conservator of the person and/or estate of an Affected Stockholder pursuant to applicable state law;

(e)                              The permanent and total disability of an Affected Stockholder that is a natural Person and an officer, director, consultant, advisor, employee or other provider of services to the Company; for purposes of the foregoing sentence, whether or not an Affected Stockholder is “totally disabled” shall be determined by the insurance carrier insuring against the disability at the time in question. If there is no such carrier, “total disability” shall mean that the Affected Stockholder is unable to perform his or her customary duties on behalf of the Company after the occurrence of the injury or illness resulting in the disability by reason of any medically determinable physical or mental impairment. The Affected Stockholder shall be determined to be “permanently and totally disabled” if the total disability has lasted or can be expected to last for a continuous period of not less than twelve (12) months. Any dispute arising over the determination of whether such a disability exists shall be resolved by the majority vote of a panel of three (3) physicians, one chosen by the Affected Stockholder whose disability is in question, one chosen by the Board, and one chosen by the two (2) physicians already chosen. Each Affected Stockholder agrees to undergo any necessary and reasonable examination by such physicians;

(f)                                 The entry of a final judgment of dissolution of marriage of an Affected Stockholder that is a natural person if in connection with such dissolution, the spouse of such Affected Stockholder is awarded any part of such Affected Stockholder’s Shares, as a result of a property settlement agreement or otherwise, but in such event such option to purchase shall extend only to the portion of the Shares awarded to such spouse. In such event, the Shares awarded to such spouse shall be included within the definition of “Repurchase Option Shares” for the purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a Repurchase Option Event described in this clause (f), the Affected Stockholder (irrespective of whether such Affected Stockholder is a Founder) shall have the first right to purchase the Shares awarded to his or her spouse on the terms provided herein, followed by the right of the Company, the Non-Affected Founders and STI;

(g)                              The death of an Affected Stockholder that is a natural person, or upon the death of any spouse of such an Affected Stockholder who has acquired any interest therein (the “Deceased Spouse”); provided, however, that the prior death of a spouse of an Affected Stockholder shall not give rise to an option to purchase such Deceased Spouse’s interest in Shares if as a result of such Deceased Spouse’s death, his or her interest in Shares passes or will pass by will or otherwise to the Stockholder outright or to a trust pursuant to which the Affected Stockholder is the deemed owner of such Shares, as applicable; provided further, that if at such time as the Affected Stockholder ceases to be the deemed owner of such Shares, any interest therein transferred to such trust, or the Shares or interests therein, are distributed free of trust to any person other than the Affected Stockholder, the cessation of such ownership or distribution free of trust shall give rise at such time to an option to purchase such Shares or interests therein as though the Deceased Spouse had then died without leaving his or her Shares to the Affected Stockholder or to a trust over which he or she is the deemed owner of such Shares. In the event of the prior death of a spouse of an Affected Stockholder, such spouse and the interest of such spouse in any Shares of the Affected Stockholder shall be deemed to be the “Affected Stockholder” and the “Repurchase Option Shares of the Affected Stockholder,” respectively, for the purposes of this Agreement. Notwithstanding anything to the contrary hereinabove, if the Deceased Spouse of an Affected Stockholder leaves his or her interest in the Affected Stockholder’s Shares in a manner that would otherwise give rise to an option to purchase such interest by the Company, the Non-Affected Founders and STI, such Affected Stockholder (irrespective of whether such Affected Stockholder is a Founder) shall have the first option to purchase any such interest of his or her Deceased Spouse on the terms provided herein, followed by the right of the Company, the Non-Affected Founders and STI; or

(h)                              In the case of a Founder, the voluntary termination or involuntary termination with cause (as such term is then defined in such Founder’s employment or other service agreement with the Company) of such Founder’s status as an officer, director, consultant, advisor, employee or other provider of services to the Company; provided, however, that such a termination of status shall only constitute a Repurchase Option Event through the date of closing of the Note Financing and the twelve (12) calendar months following the calendar month in which such closing occurs, and provided further, that the portion of such Founder’s Shares that shall be deemed Repurchase Option Shares as a result of such termination of status shall be reduced ratably during such twelve (12) calendar months, with one twelfth (1/12) of the total number of such Shares ceasing to be deemed Repurchase Option Shares on the last day of each such calendar month (but without limiting the potential for all such Shares to be deemed Repurchase Option Shares with respect to any other Repurchase Option Event); or

(i)                                   An Affected Stockholder engages in a Competing Activity.

Section 5.03           Terms of Purchase.

(a)                              Purchase Price. The purchase price of Repurchase Option Shares shall be the Fair Market Value thereof, determined as follows: The Company (irrespective of whether the Company has exercised its repurchase right, so long as at least one Non-Affected Founder or STI has exercised his or its repurchase right) and the Affected Stockholder shall attempt to agree on such Fair Market Value through good faith negotiations for a period of ten (10) Business Days, and if they are so able to agree then the agreed Fair Market Value shall apply. If the Company and the Affected Stockholder have not so agreed by the end of such period, then the Fair Market Value shall be determined by two (2) independent appraisers, one selected by the Affected Stockholder or his, her or its representatives, and one selected by the Company. Each such independent appraiser shall as promptly as possible provide an opinion of the Fair Market Value of the Repurchase Option Shares. If the Fair Market Value determined by one independent appraiser does not exceed the Fair Market Value determined by the other independent appraiser by more than twenty percent (20%), then the average of the Fair Market Values set forth in the two (2) appraisals shall be treated as the Fair Market Value of the Repurchase Option Shares. Otherwise, the independent appraisers shall mutually select a third independent appraiser, and the Fair Market Value of the Repurchase Option Shares shall be determined exclusively by such third independent appraiser. The third independent appraiser will evaluate the appraisals of the two (2) other independent appraisers and as promptly as possible provide an opinion of Fair Market Value of the Repurchase Option Shares, which Fair Market Value must be no greater than the highest Fair Market Value reached by the two (2) other independent appraisers and no less than the lowest Fair Market Value reached by the other two (2) independent appraisers. Each of the Affected Stockholder and the Company shall bear the costs of the appraiser selected by it and an equal portion of the costs of the third appraiser (if any). The Fair Market Value of the Repurchase Option Shares determined pursuant hereto shall be binding on all parties, their legal representatives and their successors-in-interest.

(b)                              Payment of Purchase Price. The Company and/or, if applicable, the purchasing Non-Affected Founders and/or STI shall each pay twenty percent (20%) of the purchase price of the portion of the Repurchase Option Shares to be purchased by him, her or it in cash (the “Initial Payment”) no later than ninety (90) calendar days following the giving of the last notice of the election of the Company and/or the purchasing Non-Affected Founders and/or STI to the Affected Stockholder, or his, her or its legal representative, of his, her or its election to purchase the Repurchase Option Shares or, if later, the final determination as to the value of the Repurchase Option Shares. Simultaneously with the Initial Payment, the Company and/or the purchasing Non-Affected Founders and/or STI shall each execute and deliver a negotiable promissory note(s) (the “Note(s)”) representing the balance of the purchase price of that portion of the Repurchase Option Shares to be purchased by him, her or it. The Note(s) shall be fully amortized over sixty (60) months and shall bear interest from the date of delivery at a rate equal to the federal long term rate then in effect under Section 1274(d) of the Code on the date of the Repurchase Option Event. Interest and principal shall be payable in equal monthly installments commencing thirty (30) calendar days after the date of the Initial Payment, provided that the Note(s) shall be subject to prepayment, in whole or in part, without penalty, at any time. Upon the receipt of the Initial Payment and the Note(s), the Affected Stockholder and his, her or its legal representative promptly shall execute all documents required or appropriate to transfer the Repurchase Option Shares to the purchasers. If the Affected Stockholder or the respective legal representative refuses to do so, the Company shall nevertheless enter the transfer on its records. Notwithstanding anything above to the contrary, in the event of either (a) the permanent and total disability of an Affected Stockholder that is a Founder or (b) the death of an Affected Stockholder that is a Founder or the death of his or her Deceased Spouse, the Company and/or, if applicable, the purchasing Non-Affected Founders and/or STI shall each pay one hundred percent (100%) of the purchase price of the portion of the Repurchase Option Shares to be purchased by him, her or it in cash no later than sixty (60) calendar days following giving notice of the election of the Company and/or the purchasing Non-Affected Founders to such Affected Stockholder or his, her or its legal representative of his, her or its election to purchase the Repurchase Option Shares or, if later, the final determination as to the value of the Repurchase Option Shares.

Section 5.04           Founder Put Right.

(a)                                                      Notwithstanding anything to the contrary contained in this Article V, each Founder shall have a right, but not the obligation, to require the Company to purchase and acquire all of the Shares held by the affected Founder (the “Put Right”) only if: (i) for any reason, all service relationships of such Founder to the Company terminate (including service as an officer, director, consultant, advisor or employee), such that such Founder is no longer a service provider to the Company of any kind; (ii) the Company, the Non-Affected Founders and/or STI decline to purchase, in the aggregate, all of the Founder’s Shares pursuant to Section 5.01 (to the extent such termination of service relationships constitutes a Repurchase Option Event triggering such purchase right); and (iii) such Founder desires to become an employee or other service provider of a third party that engages in one or more Competing Activities, but the Company does not waive the provisions of Section 8.10(a) upon such Founder’s request. The Put Right shall be subject to the terms and conditions hereinafter set forth.

(b)                                                      The Put Right may only be exercised by delivery of notice to the Company of the affected Founder’s intention to exercise the Put Right, which notice shall further identify the applicable third party described in clause (iii) of Section 5.04(a) and such Founder’s proposed position with such third party (the “Put Right Notice”). The Put Right shall be deemed exercised thirty (30) calendar days following the date of the Company’s receipt of the Put Right Notice. Upon exercise of the Put Right, the obligation of the Company to purchase and acquire the affected Founder’s Shares, and the obligation of the affected Founder to sell and transfer his Shares to the Company shall become irrevocable, and the Company shall be deemed to have agreed, subject to the Company’s having available financial resources to do so, to purchase and acquire from the affected Founder all of the Shares in an amount equal to the Fair Market Value thereof, determined in the manner provided in Section 5.03(a) (the “Put Right Purchase Price”). Upon exercise of the Put Right and payment of the Put Right Purchase Price, in the manner described below, the Founder shall be deemed to have sold, transferred, assigned, conveyed and delivered to the Company all of such Founder’s Shares as of the effective date of exercise of the Put Right.

(c)                              The Company shall pay twenty percent (20%) of the Put Right Purchase Price (the “Put Right Initial Payment”) no later than ninety (90) calendar days following the giving of the Put Right Notice by the affected Founder. Simultaneously with making the Put Right Initial Payment, the Company shall execute and deliver a negotiable promissory note (the “Put Right Note”) representing the balance of the Put Right Purchase Price. The Put Right Note shall be fully amortized over sixty (60) months and shall bear interest from the date of delivery at a rate equal to the federal long term rate then in effect under Section 1274(d) of the Code on the date of delivery of the Put Right Initial Payment. Interest and principal shall be payable in equal monthly installments commencing thirty (30) calendar days after the date of the Put Right Initial Payment, provided that the Put Right Note may be prepaid, in whole or in part, without penalty, at any time.

(d)                              Notwithstanding anything to the contrary contained in this Agreement, if any amount shall remain outstanding under any Investor Note at the time the Put Right Initial Payment becomes payable, then one hundred percent (100%) of the Put Right Purchase Price shall be payable pursuant to the Put Right Note (i.e., there shall be no Put Right Initial Payment). Furthermore, in such event, the Put Right Note shall by its terms be subordinated in right of payment to the Investor Notes and the STI Note and permit the making of (i) interest payments so long as no Event of Default (as defined in the Investor Notes) shall have occurred and be continuing and (i) principal payments so long as both (A) no Event of Default shall have occurred and be continuing and (B) the consent of the Majority Holders (as defined in the Investor Notes) shall have been obtained.

(e)                              The transfer of all of a Founder’s Shares to the Company pursuant to the exercise of the Put Right shall be deemed effective upon the affected Founder’s (i) receipt of all of the Put Right Purchase Price, and (ii) warranting good and marketable title and interest in and to all of such Shares and conveying such Shares free and clear of all claims, charges, encumbrances, restrictions, liabilities, obligations, rights or interests of any kind or nature.

(f)                                 Upon exercise of the Put Right in accordance with this Section 5.04, the affected Founder shall no longer be entitled to any of the rights, privileges and benefits associated or attributable to such Founder’s ownership of the Shares under this Agreement. The affected Founder shall execute, acknowledge, verify and deliver any and all stock certificates, agreements and other documents necessary or advisable to effectuate the transfer of the Shares, as reasonably determined by the Board, in its sole discretion. If the affected Founder refuses to do so, the Company shall nevertheless enter the transfer on its records and shall be authorized to amend this Agreement to reflect such transfer.

(g)                              Notwithstanding Section 5.04(a), if (i) the applicable termination of such Founder’s service relationships giving rise to the Put Right also constitutes a Repurchase Option Event described in Section 5.02(h) (relating to voluntary termination or involuntary termination with cause), or (ii) the Company does not have the financial resources to consummate the purchase and sale of the Shares in accordance with the terms and conditions of this Section 5.04, the Company shall not be obligated to purchase and acquire the Shares of the affected Founder; provided, however, if the Company does not purchase and acquire the Shares of the affected Founder pursuant to this Section 5.04, the Company shall promptly waive the requirements of Section 8.10 with respect to such affected Founder, and such affected Founder may engage in a Competing Activity upon thirty (30) days’ advance notice thereof to the Company. For the sake of clarity, the Founder shall remain subject to the terms and conditions of this Agreement but specifically excluding Section 8.10.

ARTICLE VI
PREEMPTIVE RIGHT

Section 6.01           Preemptive Right.

(a)                              Issuance of Additional Capital Stock. The Company hereby grants to each Major Stockholder the right to purchase all or any portion of its Pro Rata Share of any new Capital Stock (other than any Excluded Securities) (the “Additional Securities”) that the Company may from time to time propose to issue or sell to any party.

(b)                              Additional Issuance Notice. The Company shall give notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 6.01(a) above to the Major Stockholders at least thirty (30) calendar days before the proposed date of such issuance or sale. The Issuance Notice shall specify the price at which the New Securities are to be issued and the other material terms of the issuance.

(c)                              Exercise of Preemptive Rights. Each Major Stockholder shall deliver notice of its election to purchase Additional Securities to the Company within ten (10) Business Days of receipt of the Issuance Notice. Delivery of such notice (which notice shall specify the number (or amount) of Additional Securities to be purchased by the Major Stockholder submitting such notice, which number (or amount) may be less than, equal to or in excess of such Major Stockholder’s Pro Rata Share of the Additional Securities proposed to be issued, to the Company shall constitute exercise by such Major Stockholder of its rights under this Section 6.01 and a binding agreement of such Major Stockholder to purchase, at the price and on the terms specified in the Issuance Notice, the number of Additional Securities specified in such Major Stockholder’s notice. If, at the termination of the ten (10) Business Day period, any Major Stockholder shall not have exercised its rights to purchase any such Additional Securities, such Major Stockholder shall be deemed to have waived all of its rights under this Section 6.01 with respect to such Additional Securities.

(d)                              Over-Allotment. Notwithstanding the cumulative rights of the Major Stockholders as otherwise provided herein to each acquire up to their Pro Rata Share of the Additional Securities, if any Major Stockholder fails to exercise its preemptive rights under this Section 6.01 or elects to exercise such rights with respect to less than such Major Stockholder’s Pro Rata Share, each other Major Stockholder that has exercised its rights to purchase its entire Pro Rata Share, and indicated in its notice a desire to purchase a number (or amount) of Additional Securities that is greater than its Pro Rata Share (each, an “Oversubscribing Major Stockholder,” and collectively, the “Oversubscribing Major Stockholders”), shall be entitled to purchase from the Company Additional Securities, up to the maximum number (or amount) of Additional Securities indicated in such Oversubscribing Major Stockholder’s notice, as the Board shall determine in its reasonable discretion, such that each Oversubscribing Major Stockholder receives as close as reasonably practicable to its Pro Rata Share of the unallocated Additional Securities not taken up by the other Major Stockholders as a result of such Major Stockholders’ failure to exercise their respective preemptive rights at all or their exercise of such rights with respect to less than each such Major Stockholder’s Pro Rata Share, and such that the Company shall issue in the aggregate the maximum number (or amount) of Additional Securities possible, but not to exceed the total number (or amount) of Additional Securities the Board has proposed to issue at such time).

(e)                              Sales to the Prospective Buyer. The Company shall have sixty (60) calendar days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Additional Securities that the Major Stockholders have not elected to purchase at the price and upon terms that are not materially less favorable to the Company than those specified in the Issuance Notice; provided, however, if such issuance is subject to regulatory approval, such 60-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than 180 calendar days from the date of the Issuance Notice. If the Company proposes to issue any Additional Securities (other than Excluded Securities) after such period, it shall again comply with the procedures set forth in this Section 6.01. Notwithstanding the foregoing, the Company shall not be obligated to consummate any proposed issuance of Additional Securities, nor be liable to any Major Stockholder if the Company has not consummated any proposed issuance of Additional Securities pursuant to this Section 6.01 for whatever reason, regardless of whether it shall have delivered an Issuance Notice in respect of such proposed issuance.

ARTICLE VII
DRAG-ALONG RIGHTS

Section 7.01           Drag-along Rights.

(a)                              If an arm’s length Sale Transaction with a third party who is not an Affiliate of the Company or any other Stockholder (the “Sale Offeror”) is approved by the Board, the Majority Founders and STI, then, upon the receipt of notice from the Majority Founders and STI that they wish to invoke the drag-along rights provided in this Article VII (a “Sale Notice”), each Stockholder shall (i) vote, or act by written consent with respect to, all of such Stockholder’s Shares, in favor of, and raise no objections against, such Sale Transaction, and (ii) if the Sale Transaction is structured as a sale of outstanding stock, sell or otherwise dispose of pursuant to such Sale Transaction that number of the Shares owned by such Stockholder as of the date of the Sale Notice (as defined below) as shall equal the product of (in each case calculated on a common-equivalent basis) (A) a fraction, the numerator of which is the number of shares of Capital Stock proposed to be transferred by the Founders and STI as of the date of the Sale Notice, and the denominator of which is the aggregate number of shares of Capital Stock owned as of the date of such Sale Notice by the Founders and STI, multiplied by (ii) the number of shares of Capital Stock owned as of the date of such Sale Notice by such Stockholder.

(b)                              If the Majority Founders and STI have delivered a Sale Notice, then for a period of one hundred twenty (120) days after the date of such Sale Notice, the Stockholders shall be obligated to sell or otherwise dispose of their Shares to the Sale Offeror on substantially the same terms and conditions as apply to the Founders with respect to such Sale Transaction. Each Stockholder shall pay its owns costs and expenses, if any, incurred by it in connection with the sale or other disposition of its Shares pursuant to such Sale Transaction.

(c)                              Notwithstanding the foregoing, the obligations of the Stockholders under this Article VII shall only apply to a Sale Transaction that includes the following terms:

(i)                                   any representations and warranties to be made by such Stockholders shall be limited to representations and warranties related to authority, ownership and the ability to convey title to their Shares;

(ii)                                each such Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the proposed sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Stockholder of any identical representations, warranties and covenants provided by all Stockholders);

(iii)                             the liability for indemnification, if any, of each such Stockholder in the proposed sale for the inaccuracy of any representations and warranties made by the Company in connection with such proposed sale is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Stockholder of any identical representations, warranties and covenants provided by all Stockholders) and is pro rata based on the consideration paid to such Stockholder as compared to the total consideration paid to all Stockholders in the proposed sale;

(iv)                           liability shall be limited to such Stockholder’s applicable share (determined based on the respective proceeds payable to each Stockholder in the proposed sale) of a negotiated aggregate indemnification amount that applies equally to all Stockholders, but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in the proposed sale;

(v)        upon the consummation of the proposed sale, each holder of a class or series of Capital Stock shall receive the same form of consideration as each other holder of such class or series of Capital Stock; and

(vi)       subject to clause (v) above, if any holder of a class of or series of Capital Stock is given an option as to the form and amount of consideration to be received in connection with the proposed sale, all holders of such class of series of Capital Stock shall be given the same option.

ARTICLE VIII
ACCOUNTING, RECORDS, REPORTING TO STOCKHOLDERS; NON-SOLICITATION; CONFIDENTIALITY; OUTSIDE ACTIVITIES

Section 8.01      Books and Records. The books and records of the Company shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all of the following:

(a)        A current list of the full name and last known business or residence address of each Stockholder set forth in alphabetical order, together with the Shares held by each Stockholder;

(b)        A current list of the full name and business or residence address of each officer and director of the Company;

(c)        A copy of the Company’s Certificate of Incorporation and bylaws, and any and all amendments thereto;

(d)        Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

(e)        A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(f)        Copies of the financial statements of the Company, if any, for the six (6) most recent Fiscal Years; and

(g)        The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) fiscal years.

Section 8.02      Delivery to Major Stockholders; Inspection.

(a)        Upon the request of any Major Stockholder for purposes reasonably related to the interest of that Major Stockholder, which purpose or purposes shall be set forth in reasonable detail in the request, the Company shall promptly deliver to the requesting Major Stockholder, at the expense of such Major Stockholder, a copy of the information required to be maintained under Section 8.01(a) through (g).

(b)        Upon the request of any Major Stockholder for purposes reasonably related to the interest of that Major Stockholder, which purpose or purposes shall be set forth in the request, each Major Stockholder shall have the right to:

(i)         inspect and copy during normal business hours any of the Company records described in Section 8.01(a) through (g); and

(ii)        obtain from the Company, promptly after their becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year.

(c)        Any request, inspection or copying by a Major Stockholder under this Section 8.02 may be made by that Person or that Person’s agent or attorney.

Section 8.03      Annual and Quarterly Statements.

(a)        The Company shall send an annual report to each Major Stockholder not later than one hundred twenty (120) calendar days after the close of each fiscal year. The report shall contain a balance sheet as of the end of such fiscal year and an income statement and statement of changes in financial position for such fiscal year. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, a certification by an officer of the Company that the financial statements were prepared without audit from the books and records of the Company.

(b)        The Company shall prepare financial reports on a quarterly basis and send such reports to each Major Stockholder not later than sixty (60) calendar days after the close of each quarter. Each quarterly report shall contain a balance sheet as of the end of the quarter and an income statement and statement of changes in financial position for such quarter. Such quarterly financial statements shall be accompanied by reports thereon, if any, of the independent accountants engaged by the Company or, if there are no such reports, a certification by an officer of the Company that the quarterly financial statements were prepared without audit from the books and records of the Company.

Section 8.04      Filings. The Company shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Company shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Company’s Certificate of Incorporation and all reports required to be filed by the Company with those entities under applicable laws, rules, and regulations.

Section 8.05      Bank Accounts. The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

Section 8.06      Accounting Decisions and Reliance on Others. The accountants for the Company shall be a recognized firm of certified public accountants as shall be selected by the Board from time to time. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Board. The Board may rely upon the advice of the Company’s accountants as to whether such decisions properly reflect the Company’s transactions or with accounting methods followed for federal income tax purposes. All of the financial records of the Company shall be maintained at the Company’s principal office.

Section 8.07      Non-Solicitation; Confidentiality.

(a)        No Stockholder, during the time in which such Person holds any Shares and for a period of one (1) year thereafter, shall, acting alone or together, directly or indirectly induce, recruit or solicit the employment of any employee, officer or director of the Company; provided, that the foregoing shall not prohibit a Stockholder from performing, or having performed on his or its behalf, a general solicitation for employees or customers not specifically focused at the foregoing Persons through the use of media, advertisement, electronic job boards or other general, public solicitations; provided, further, the foregoing shall not prohibit STI from recruiting or soliciting any officer, director or employee of the Company who is or was a former employee or service provider of STI. This paragraph is not intended to act as nor shall it be construed as a covenant not to compete. If any Person engages in any of the foregoing activities in violation of the provisions set forth in this Section 8.07, then, in addition to any and all other rights or remedies the Company may have against such Person at law or in equity, such Person shall be accountable to, and shall hold in trust for the Company, any income, compensation or profit that such Person may derive from engaging in such activities or shall be liable to the Company for such amounts for which the Company may offset (i.e., exercise a set-off remedy) against any amounts owed to such Person, if any. If any provision set forth in this Section 8.07(a) and/or the application thereof to any Person or circumstance shall be determined by a court of competent jurisdiction to be invalid and/or unenforceable to any extent, then the remaining provisions of this Section 8.07(a) (other than those which are so determined to be invalid or unenforceable) shall be valid and enforceable to the fullest extent permitted by law. All rights and remedies provided in this Section 8.07(a) are cumulative and not exclusive of any other rights or remedies that may be available to the Company, whether provided by law, equity, statute or otherwise.

(b)        Each Stockholder agrees to keep confidential, and not to disclose to any Person (other than disclosure to such Stockholder’s agents, existing or prospective lenders, accountants, legal counsel, advisors or other representatives responsible for matters relating to the Company and who need to know such information in order to perform such responsibilities for such Stockholder (“Authorized Representatives”)), or use to the detriment of the Company, or misuse in any way, any information, including any trade secrets, relating to the Company or any of its subsidiaries, including, any business plans, marketing plans and practices, financial information, purchasing information, vendor information, pricing information, cost data, customer lists and identities, personnel information, secret processes, know-how, techniques, systems, designs, circuits, recipes, formulas and technical data, and any other information not expected to be known to outsiders or competitors (such information “Confidential Information”). Notwithstanding the foregoing, “Confidential Information” shall exclude any information that: (i) is known to such Stockholder or available through other lawful sources that are not bound by a confidentiality agreement or other fiduciary duty or duty of confidentiality with the Company, (ii) is or becomes publicly known or generally known in the industry through no fault of such Stockholder or his Authorized Representatives, or (iii) is required to be disclosed pursuant to any laws, regulations, subpoenas, judgments and/or orders of any governmental body (including in any regulatory filing) (provided that the Stockholder gives the Company reasonable prior notice before the Stockholder makes any such disclosure as set forth in clause (iii) so that the Company may seek a protective order or other appropriate remedy; provided, however, that this proviso shall not restrict the ability of any such Stockholder to timely comply with any such disclosure obligation). A Stockholder shall be responsible for the breach of this Section 8.07(b) by any of his or its Authorized Representatives. The provisions of this

Section 8.07(b) shall survive for a period of two (2) years after the date on which a Stockholder ceases to hold Shares.

(c)        Each Stockholder understands and agrees that the remedies at law for a violation of any of the provisions contained in this Section 8.07 may be inadequate, that such violations may cause irreparable injury within a short period of time, and that the Company shall be entitled to seek preliminary injunctive relief and other injunctive relief against any such violation without having to post bond. In addition, a violating Stockholder shall be required to remit to the Company any and all profits derived by such Stockholder from such violation; provided, that if the purported violating party and the Company cannot agree that a violation has occurred, and/or on the amount required to be remitted to the Company as a result thereof, within the timeframe for settling a dispute set forth in Section 10.08, such dispute or disputes shall be resolved pursuant to Section 10.08 before the amount to be remitted to the Company, if any, is required to be remitted. Such injunctive relief and remission of profits shall be in addition to any and all other remedies the Company shall have in law or equity for the enforcement of such provisions.

(d)        If any provision of this Section 8.07 is held to be unenforceable because of the scope, duration or geographic area of application, the court or arbitrator making such determination shall have the power to modify such scope, duration or area, and such provision shall then be applied in modified form. The enforceability of any provision of this Section 8.07 shall not affect the enforceability of any other provision of this Section 8.07 or this Agreement.

Section 8.08      Internal Control. The Company will establish, maintain and duly administer an internal control system over financial reporting, the design and operation of which shall be monitored and approved by the Board. Such internal control shall include policies, processes and such other features as are necessary or advisable to help ensure: (a) the quality of the Company’s internal and external reporting; and (b) compliance by the Company with applicable law.

Section 8.09      Operating Budget. After the date hereof, the Company shall prepare or cause to be prepared, and presented to the Board for approval, not later than November 30 of each year, an annual operating budget for the upcoming fiscal year (each, an “Annual Operating Budget”).

Section 8.10      Outside Activities.

(a)        No Major Stockholder shall directly or indirectly (as an owner, partner, shareholder, member, director, manager, officer, employee, independent contractor, consultant or otherwise) engage in any Competing Activity so long as such person holds any Shares. If any Major Stockholder engages in any Competing Activity in violation of the provisions set forth in this subsection, then, in addition to any and all other rights or remedies the Company may have against such Major Stockholder at law or in equity, such violating Major Stockholder shall be accountable to, and shall hold in trust for, the Company, any income, compensation or profit that such violating Major Stockholder may derive from engaging in such activities. If any provision set forth in this Section 8.10 and/or the application thereof to any party or circumstance shall be determined by a court of competent jurisdiction to be invalid and/or unenforceable to any extent, then the remaining provisions of this subsection (other than those which are so determined to be invalid or unenforceable) shall be valid and enforceable to the fullest extent permitted by law.

(b)        Except as prohibited by Section 8.10(a), (i) each Major Stockholder may engage or invest in, independently or with others, any business activity of any type or description, (ii) neither the Company nor any Stockholder shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom, (iii) no Major Stockholder shall, solely by virtue of its status as a holder of Shares, be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, and (iv) each Major Stockholder shall have the right to hold any investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to persons other than the Company.

(c)        Upon consummation of an STI Strategic Transaction, STI shall be excepted from the restrictions set forth in Section 8.10(a), provided that, as of the effective date of such STI Strategic Transaction, all rights of STI to purchase Capital Stock, participate in sales of Capital Stock, receive information from the Company or approve or consent to any action hereunder, including all of its rights under Section 4.02, Section 4.03, Article V, Article VI and Article VIII, shall terminate. For the avoidance of doubt, all restrictions and obligations of STI hereunder (other than the restrictions set forth in Section 8.10(a)) shall survive any STI Strategic Transaction.

ARTICLE IX
REGISTRATION RIGHTS; MARKET STANDOFF

Section 9.01      Piggyback Registration Rights.

(a)        If, at any time during the seven (7) year period beginning on the date the Company first becomes subject to the periodic reporting obligations under the Exchange Act (i.e., following the Public Offering) or, if later, beginning on the date of expiration of any lock-up period applicable to the Founders or STI, there is not an effective registration statement under the Securities Act (a “Registration Statement”) covering all of the Shares held by the Founders and STI, and the Company shall determine to prepare and file with the Commission a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (other than on Form S-4 or Form S-8, each as promulgated under the Securities Act, or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans) then the Company shall send to the Founders and STI a written notice of such determination at least twenty (20) days prior to the filing of any such Registration Statement and shall include in such Registration Statement all of the Shares held by the Founders or STI for resale and offer on a continuous basis pursuant to Rule 415; provided, however, that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company determines for any reason not to proceed with such registration, the Company will be relieved of its obligation to register any Shares of the Founders or STI in connection with such registration, (ii) in case of a determination by the Company to delay registration of its securities, the Company will be permitted to delay the registration of such Shares for the same period as the delay in registering such other securities, (iii) each of the Founders and STI is subject to confidentiality obligations with respect to any information gained in the registration process or any other material non-public information he or it obtains, (iv) each of the Founders or STI, or the assignee or successor in interest thereof is subject to all applicable laws relating to insider trading or similar restrictions; and (v) the number of such Shares included in such registration shall be subject to cutback as provided below.

(b)        If a registration subject to this Section 9.01 is initiated as a primary underwritten offering on behalf of the Company and the managing underwriter advises the Company, the Founders and STI in writing that in its opinion the number of shares of Common Stock proposed to be included in such registration, including the Shares held by the Founders or STI and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock that can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration (i) first, the number of shares of Common Stock that the Company proposes to sell; (ii) second, the number of shares of Common Stock requested to be included therein by MDB and the holders of shares of Common Stock issued on conversion of the notes issued in the Note Financing (which shall be allocated among MDB and such holders in accordance with their respective Registration Rights Agreements); and (iii) third, the number of Shares requested to be included therein by the Founders and STI, allocated among the Founders and STI pro rata to their total holdings of Shares or in such other manner as they may agree.

(c)        If a registration subject to this Section 9.01 is initiated as an underwritten offering pursuant to exercise of contractual demand registration rights by MDB, a purchaser of notes in the Note Financing or another party holding contractual demand registration rights, and the managing underwriter advises the Company in writing that in its opinion the number of shares of Common Stock proposed to be included in such registration, including the Shares held by the Founders or STI and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock that can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration would adversely affect the price per share of the Common Stock to be sold in such offering, the Company shall include in such registration (i) first, the number of shares of Common Stock requested to be included therein by the holder(s) exercising such demand registration rights in accordance with the terms of such rights, (ii) second, the number of shares of Common Stock requested to be included therein by MDB and/or the holders of shares of Common Stock issued on conversion of the notes issued in the Note Financing, to the extent MDB or such holders are not the parties exercising the applicable demand registration rights (and which shares of Common Stock shall be allocated among MDB and/or such holders in accordance with their respective Registration Rights Agreements); and (iii) third, the number of Shares requested to be included therein by the Founders and STI, allocated among the Founders and STI pro rata to their total holdings of Shares or in such other manner as they may agree.

Section 9.02      Lock-Up Agreement. Each Stockholder hereby agrees that in the event of the Public Offering, such Stockholder shall not, during the period beginning on the effective date of the registration statement for the Public Offering and ending on the later of (a) twelve (12) months after the effective date of such registration statement and (b) the listing of the Common Stock on a national securities exchange (as defined by regulation of the Commission), including any level of the NASDAQ Stock Exchange or the NYSE MKT, (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock of the Company or any securities convertible into, exercisable for, or exchangeable for shares of Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing provisions shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters of any such public offering of stock are intended third party beneficiaries of this lock-up agreement and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with any such public offering of stock that are consistent with this Section 9.02 or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the shares of stock subject to the foregoing restriction until the end of such period. With respect to MDB, the provisions of this Section 9.02 shall only apply to the Capital Stock issuable under either of the MDB Warrants (or any warrants issued in exchange or replacement therefor).

Section 9.03      Legend. Each Stockholder agrees that (in addition to the legends provided in Section 10.02) a legend reading substantially as follows may, in the discretion of the Company, be placed on all certificates representing all securities of the Company held by such Stockholder:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

ARTICLE X
GENERAL PROVISIONS

Section 10.01    Prohibited Transfers; Securities Law Compliance.

(a)        If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the Stockholders shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its stockholders for any purpose.

(b)        Notwithstanding anything to the contrary contained herein, no Transfer shall be permitted, and the Company shall not be required to recognize any Transfer on the books of the Company unless such Transfer complies with applicable federal and state securities laws, and if requested by the Company, the Company receives a legal opinion, in form and substance satisfactory to the Company, to such effect.

Section 10.02    Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. This Agreement may not be amended or modified or any provision hereof waived without the consent of (i) the Company, (ii) the Majority

Founders and (iii) STI. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Stockholders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder without the consent of such Stockholder unless such amendment, modification, termination or waiver applies to all Stockholders, respectively, in the same fashion, (ii) the consent of STI shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to STI, and (iii) this Agreement may be amended by the Company from time to time to add Additional Stockholders without the consent of the other parties hereto.

Section 10.03    Legend on Securities. The Company and each of the Stockholders acknowledge and agree that substantially the following legends shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by a Stockholder:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING RIGHTS OF FIRST REFUSAL AND RESTRICTIONS AGAINST TRANSFERS) CONTAINED IN A CERTAIN STOCKHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME, BETWEEN THE CORPORATION AND THE HOLDER OF THIS CERTIFICATE (A COPY OF WHICH IS AVAILABLE AT THE OFFICES OF THE CORPORATION FOR EXAMINATION).”

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY MAY NOT BE TRANSFERRED, ASSIGNED, HYPOTHECATED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITITES LAWS, OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY IS DELIVERED TO THE COMPANY TO THE EFEFECT THAT SUCH REGISTRATION AND/OR QUALIFICATION IS NOT REQUIRED.”

Section 10.04    Notices and Demands. Except as otherwise provided, all notices, consents, approvals, requests and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (i) five (5) days after deposit with the U.S. postal service or other applicable postal service, if delivered by first class mail, postage prepaid, (ii) upon delivery, if delivered by hand, (iii) one (1) business day after the day of deposit with Federal Express or similar overnight courier, freight prepaid, if delivered by overnight courier or (iv) one (1) business day after the day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed, (a) if to a Stockholder, at such Stockholder’s address set forth on Schedule I hereto, or at such other address as such Stockholder shall have furnished the Company in accordance with this Section or (b) if to the Company, at its address as set forth on Schedule I hereto, or at such other address as the Company shall have furnished to the Stockholders in accordance with this Section, with a copy via email to each of Daniel Christopher (dchristopher@resonantwireless.com) and Adam Klotz (aklotz@gtclawgroup.com).

Section 10.05    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent so determined and such invalidity or unenforceability shall not affect the remainder of such provision or the remaining provisions of this Agreement.

Section 10.06    Counterparts. This Agreement and any exhibit or schedule hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any Exhibit or Schedule hereto may be delivered via fax, .pdf or other electronic reproduction and transmission, with the intention that they shall have the same effect as an original counterpart hereof.

Section 10.07    Effect of Heading. The Article and Section headings herein are for convenience of reference only and are not to be considered in construing this Agreement.

Section 10.08    Governing Law; Arbitration; Specific Performance.

(a)        This Agreement shall be governed by and construed in accordance with the Delaware General Corporation Law as to matters within the scope thereof, and as to all other matters shall be governed and construed in accordance with the laws of the State of California and the laws of the United States applicable therein (without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction) and shall be treated in all respects as a California contract.

(b)        It is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

(c)        Arbitration of Disputes.

(i)         In the event of any dispute arising out of or relating to this Agreement or the breach thereof, the parties shall use their best efforts to settle such dispute. If they do not reach a settlement within a period of sixty (60) calendar days, then the dispute shall be settled by binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association (the “Association”) then in effect, subject to the limitations stated in this Section 10.08(c). This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Arbitration under this Section 10.08(c) shall be conducted in Los Angeles, California. The parties hereby agree to each request that a reasonable amount of discovery be permitted in the arbitration action.

(ii)        Any arbitration action under this Section 10.08(c) shall be filed with the Association’s office in Los Angeles, California. The costs owed to the Association and the arbitrators for any arbitration action shall be paid by the party determined by the arbitrators to be the losing party in the action or, if no such party is so selected by the arbitrators, in equal shares by the parties to the controversy. Any demand for arbitration and any answer to such a demand must contain a statement, with respect to each claim alleged therein or answer thereto, indicating such parties’ position with respect to each such claim and the reason therefor.

(iii)       In all arbitration proceedings pursuant to this Section 10.08(c), the award of the arbitrators shall (A) be issued in written form, (B) if applicable, designate one of the parties as the losing party owing costs for the arbitration, (C) indicate the arbitrators’ decision with respect to each of the individual claims presented by each party, including the award of any monetary damages, and (D) contain a brief statement of the reasons supporting each decision.

(iv)       All arbitration proceedings shall be heard and decided by three (3) arbitrators, at least of whom one shall be an attorney. The three (3) arbitrators shall be appointed in the following manner: Within ten (10) calendar days after an arbitration demand or submission has been filed with the Association, the Association shall submit simultaneously to each party to the dispute an identical list of at least twelve (12) names of persons chosen from the Association’s panel of arbitrators. Each party to the dispute shall have ten (10) calendar days from the mailing date in which to cross off any names to which such party objects, number the remaining names indicating the order of preference, and return the list to the Association. If a party does not return the list within the time specified, all persons named therein shall be deemed acceptable. From among the persons who have been ranked as a preference on all lists, and in accordance with the designated order of mutual preference, the Association shall invite the acceptance of an arbitrator to serve. If the parties fail to agree upon at least one attorney arbitrator and two other arbitrators, or if acceptable arbitrators are unable to act, the Association shall submit a second and, if necessary, a third list of names, subject to the same procedure. If, after three such lists have been submitted, the parties have not agreed upon all three arbitrators, the Association shall have the power to appoint such arbitrators as are needed from other members of the Association’s panel without the submission of any additional lists; provided, however, that (i) those arbitrators, if any, upon whom the parties have agreed and who are able to act, shall be used and (ii) at least one arbitrator shall be an attorney.

(v)        In all arbitration proceedings the arbitrators shall decide the questions in dispute in accordance with the law of the State of California and the Delaware General Corporation Law as provided above. This requirement is not merely directory, but constitutes a limitation upon the powers of the arbitrators. The arbitrators themselves are not to be the ultimate judges of whether their decision as to any question in dispute is or is not in accordance with the law of the State of California or the Delaware General Corporation Law. Instead, any such decision shall be subject to review by the state courts of California and the federal courts sitting in Los Angeles, California.

(d)        Submission to Jurisdiction. Subject to Section 10.08(c) above, each of the Stockholders and the Company hereby irrevocably and unconditionally:

(i)        submits for itself and its property in any legal action or proceeding relating to this Agreement, to the exclusive general jurisdiction of the state or federal courts located in Los Angeles, California, and appellate courts from any thereof;

(ii)        consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail),

postage prepaid, to the party, as the case may be, at its address set forth in Schedule I or at such other address of which the other party shall have been notified pursuant thereto; and

(iv)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in paragraph hereof is not available despite the intentions of the parties hereto.

Section 10.09    Additional Parties. Additional persons (including officers and employees of the Company) who purchase from the Company any shares of Capital Stock of the Company or securities of the Company convertible into shares of Capital Stock, shall, as a condition of the purchase of such shares, become parties to this Agreement and become Stockholders hereunder upon execution by such Persons of a Joinder Agreement.

Section 10.10    Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof and thereof.

Section 10.11    Adjustment. All references to share amounts and prices herein shall be equitably adjusted to reflect any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event affecting the capital stock of the Company.

Section 10.12    Term. This Agreement shall terminate (a) immediately before the closing by the Company of the Public Offering or (b) the consummation of a Sale Transaction; provided, however, that Article IX shall survive termination of this Agreement by reason of the Public Offering.

Section 10.13    Binding Effect. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 10.14    Consent of Spouse. If any Stockholder is married or in a registered domestic partnership or other legally recognized domestic union on the date of this Agreement (any spouse or any such partner, a “Spouse”), such Stockholder’s Spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the Spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any Stockholder should marry or remarry, or enter or re-enter into any such domestic partnership or other union, after the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his or her new Spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such Spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

COMPANY:		MDB:

RESONANT INC.		MDB CAPITAL GROUP, LLC

By:	/s/ Terry Lingren	By:	/s/ Anthony DiGiandomenico
	Terry Lingren		Anthony DiGiandomenico
Its:	Chief Executive Officer	Its:	Head of Investment Banking

FOUNDERS:		STI:

SUPERCONDUCTOR TECHNOLOGIES INC.

/s/ Terry Lingren
Terry Lingren
		By:	/s/ Jeffrey A. Quiram
Jeffrey A. Quiram
		Its:	Chief Executive Officer
/s/ Neal Fenzi
Neal Fenzi

/s/ Robert Hammond
Robert Hammond

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Stockholders Agreement (the “Agreement”) dated as of June 17, 2013 by and among Resonant Inc. (the “Company”) and the other parties named therein and, for all purposes of the Agreement, the undersigned shall be included within the term Stockholder (as defined in the Agreement). The address and facsimile number to which notices may be sent to the undersigned is as follows:

PRINT NAME:

ADDRESS:

FACSIMILE:

EXHIBIT B

Consent of Spouse

I, [____________________], [spouse/registered domestic partner/member of a civil union] of [______________] (my “Spouse”), acknowledge that I have read the Stockholders Agreement, dated as of June 17, 2013 by and among Resonant Inc. (the “Company”) and the other parties thereto, to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights of the Company and certain other holders of capital stock of the Company upon a proposed transfer of shares of capital stock of the Company which my Spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the [__] day of [__________, _____]

Signature

Print Name

SCHEDULE I

Stockholder and Address	Number and Class of Shares
COMPANY: Resonant Inc. 460 Ward Drive, Suite D Santa Barbara CA 93111 Facsimile: (805) 967-0342	N/A
FOUNDERS:
Terry Lingren 15472 Harrow Lane Poway CA 92064	• 333,333 shares of common stock • warrants for 83,333 shares of common stock (subject to adjustment as provided therein)
Neal Fenzi 650 Burtis Street Santa Barbara, California 93111	• 333,333 shares of common stock • warrants for 83,333 shares of common stock (subject to adjustment as provided therein)
Robert Hammond 3245 Campanil Drive Santa Barbara, California 93109	• 333,333 shares of common stock • warrants for 83,333 shares of common stock (subject to adjustment as provided therein)
STI: Superconductor Technologies, Inc. 9101 Wall Street, Suite 1300 Austin, TX 78754 Facsimile: (805) 967-0342	• $2.4m promissory note, convertible into 700,000 shares of common stock (subject to adjustment as provided therein)
MDB: MDB Capital Group, LLC 401 Wilshire Boulevard, Suite 1020 Santa Monica, CA 90401 Facsimile: (310) 526-5020	• Warrant to purchase 222,222 shares of common stock (subject to adjustment as provided therein) • Warrant to purchase shares of common stock in contingent amount to be determined as provided therein